UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hilltop Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hilltop Holdings Inc. 200 Crescent Court, Suite 1330 Dallas, Texas 75201 Tel: 214.855.2177 Fax: 214.855.2173 www.hilltop-holdings.com NYSE: HTH

NOTICE OF 2011 ANNUAL MEETING

AND PROXY STATEMENT

April 29, 2011

You are cordially invited to attend our 2011 Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas, local time, on June 16, 2011.  The meeting will be held at The Crescent Club at 200 Crescent Court, 17th Floor, Dallas, Texas 75201.

This booklet includes the formal notice of the meeting and our proxy statement.  The proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.

YOUR VOTE IS VERY IMPORTANT.  Even if you only have a few shares, we want your shares to be represented.  If your shares are held in a brokerage account, your broker no longer has discretion to vote on your behalf with respect to electing directors or certain other non-routine matters. Accordingly, you must provide specific voting instructions to your broker in order to vote.  Please vote promptly in order to ensure that your shares are represented at the meeting.

We look forward to seeing you at the meeting.

Very truly yours,

Jeremy B. Ford
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2011

This proxy statement and our Annual Report for the fiscal year ended December 31, 2010 are both available at www.proxyvote.com.

Hilltop Holdings Inc. 200 Crescent Court, Suite 1330 Dallas, Texas 75201 Tel: 214.855.2177 Fax: 214.855.2173 www.hilltop-holdings.com NYSE: HTH

Notice of 2011 Annual Meeting of Stockholders

To Be Held on June 16, 2011

WHEN:	Thursday, June 16, 2011, at 10:00 a.m., Dallas, Texas local time

WHERE:	The Crescent Club
200 Crescent Court, 17th Floor
Dallas, Texas 75201

WHY:	At this meeting, you will be asked to:

	1.	Elect twelve directors to serve on our Board of Directors until the 2012 annual meeting of stockholders and until their successors are duly elected and qualify;

	2.	Conduct an advisory vote on executive compensation;

	3.	Conduct an advisory vote on the frequency of stockholder advisory voting on executive compensation;

	4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; and

	5.	Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on April 1, 2011.

ANNUAL REPORT:	Our 2010 Annual Report is enclosed.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials, including this proxy statement and our annual report on Form 10-K for the year ended December 31, 2010, over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials.  All stockholders who do not receive a notice will receive a paper copy of our proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is very important.  Please read the proxy statement and voting instructions on the enclosed proxy card.  Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please vote by Internet, telephone or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.  Please see “General Information-What should I do if I want to attend in person?” for information on how to obtain directions to be able to attend the meeting and vote in person.

By Order of the Board of Directors,

Corey G. Prestidge
General Counsel & Secretary

April 29, 2011
Dallas, Texas

PROXY STATEMENT

i

HILLTOP HOLDINGS INC.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

PROXY STATEMENT

2011 Annual Meeting of Stockholders

To be Held on June 16, 2011

GENERAL INFORMATION

The Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying proxy card, Notice of 2001 Annual Meeting of Stockholders and annual report on Form 10-K for the year ended December 31, 2010 were first mailed to all stockholders of record on or about May 2, 2011.

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “the Company”, “Hilltop”, “we”, “us”, “our” and similar expressions are references to Hilltop Holdings Inc.  All references to “NLASCO” are references to NLASCO, Inc., our wholly-owned property and casualty insurance holding company.

Why am I receiving these proxy materials?

The Board of Directors of Hilltop Holdings Inc., or the Board of Directors, has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our 2011 Annual Meeting of Stockholders, or the Annual Meeting, which will take place at 10:00 a.m. (Dallas, Texas time) on Thursday, June 16, 2011, at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201.  This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote upon.  This Proxy Statement also gives you information on these matters so that you can make an informed decision.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with rules promulgated by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet.  Accordingly, on or about April 29, 2011, we sent a Notice of Internet Availability of Proxy Materials, or the Notice, to selected stockholders of record and beneficial owners.  These stockholders have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice.  We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•                  view our proxy materials for the Annual Meeting on the Internet;

•                  vote your shares after you have viewed our proxy materials;

•                  request a printed copy of the proxy materials; and

•                  instruct us to send our future proxy materials to you electronically by email.

Copies of the proxy materials are available for viewing at www.proxyvote.com.

You may have received proxy materials by email.  Even if you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email.  Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our annual meetings.  If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What am I voting on?

At the Annual Meeting, stockholders will be asked to:

•                  Elect twelve directors to serve on our Board of Directors until the 2012 annual meeting of stockholders and until their successors are duly elected and qualify;

•                  Conduct an advisory vote on executive compensation;

•                  Conduct an advisory vote on the frequency of stockholder advisory voting on executive compensation;

•                  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; and

•                  Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

What is the Board of Directors’ recommendations?

The Board of Directors recommends that you vote your shares:

•                  FOR each of our director candidates;

•                  FOR, on an advisory basis, the compensation of our named executive officers;

•                  FOR EVERY ONE YEAR, on an advisory basis, regarding the frequency for the advisory vote on our executive compensation; and

•                  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Who is entitled to vote?

Holders of record of our common stock at the close of business on April 1, 2011, are entitled to vote at the meeting.  Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•                  In Person.  You may vote in person at the Annual Meeting.  Bring your printed proxy card if you received one by mail. Otherwise, we will provide stockholders of record a ballot at the Annual Meeting.  We recommend that you vote by proxy even if you plan to attend the Annual Meeting.  You always can change your vote at the Annual Meeting.

•                  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com.  Have your proxy card or Notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•                  Via Telephone.  If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•                  Via Mail.  If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by making, signing and dating the proxy card and sending it back in the envelope provided.

If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you.  New York Stock Exchange rules prohibit your broker from voting for the election of directors, executive compensation, and the frequency of the advisory vote on executive compensation on your behalf without specific voting instructions from you.  Most brokers offer voting by mail, telephone and the Internet.

How do proxies work?

Our Board of Directors is asking for your proxy.  Giving your proxy to the persons named by us means you authorize them to vote your shares at the Annual Meeting in the manner you direct.  You may vote for all, some or none of our director candidates, you may vote for or against, or abstain from voting on, executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and you may vote for one, two or three years for, or abstain from voting on, the frequency of the advisory vote on executive compensation.

If you are a stockholder of record, and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors or you sign and return the enclosed proxy card, but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates, FOR executive compensation, FOR an advisory vote on executive compensation each year and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules promulgated by the New York Stock Exchange, the organization that holds your shares may generally vote on “routine” matters at its discretion, but cannot vote on “non-routine” matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, that organization will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares, which is generally referred to as a “broker non-vote.”

You may receive more than one proxy or voting card depending on how you hold your shares.  Shares registered in your name are covered by one card.  If you also hold shares through a broker or other nominee, you also may receive material from them asking how you want to vote.  To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

Which matters are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered to be a “routine” matter.  A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist with respect to this matter.   All other matters set forth in this Proxy Statement are matters that we believe will be designated “non-routine” matters.  A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there will be broker non-votes on all matters other than the ratification of the appointment of PricewaterhouseCoopers LLP.

Can I change my vote or revoke my proxy after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person.  Your attendance at the Annual Meeting, however, will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering prior to the Annual Meeting a written notice of revocation to the corporate Secretary at the address listed under “Questions” on page 42.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy.  Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker.  Brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the ratification of auditors.

What constitutes a quorum?

In order to carry on the business of the meeting, we must have a quorum.  This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy.  Shares owned by us are not voted and do not count for this purpose.  Both abstentions and broker non-votes (described below) are counted as present for purposes of determining the presence of a quorum.  On April 1, 2011, we had 56,496,619 shares of common stock outstanding and entitled to vote at the meeting.

How many votes are needed for approval?

Election of Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter.  The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Stockholders may not cumulate votes in the election of directors.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required to approve, on an advisory basis, executive compensation.  Our Board of Directors will review the results of this matter and will take the results into account in making future determinations concerning executive compensation.  For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Frequency of the Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required for state law purposes to approve, on an advisory basis, the frequency of the advisory vote on executive compensation. If one of the voting options is not adopted by the required vote of the stockholders, the Board of Directors will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders. Our Board of Directors will review the results of this matter and will take the results into account in making future determinations concerning the frequency of the advisory vote on executive compensation.  For purposes of the advisory vote on the frequency of advisory voting on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Ratification of Independent Auditor

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 will be ratified if this proposal receives the affirmative vote of a majority of the votes cast on the matter.  Brokers have the authority to vote FOR this proposal in the absence of contrary instructions from a beneficial owner.  If this appointment is not ratified by stockholders, the Audit Committee and Board of Directors may reconsider its recommendation and appointment, respectively.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

A “broker non-vote” occurs when a broker submits a proxy, but does not vote for or against the matter.  This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.

Who conducts the proxy solicitation?

Our Board of Directors is soliciting the proxies, and we will bear all costs of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement.  Copies of proxy materials will be furnished to banks, brokerage houses and other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward the proxy materials to those beneficial owners.  In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the proxy materials to the beneficial owners.  We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all proxy materials to the beneficial owners of the shares that they hold of record.  Certain of our officers and employees also may solicit proxies on our behalf by mail, email, phone or fax or in person.

What should I do if I want to attend in person?

Only stockholders of record, their proxy holders and invited guests may attend the Annual Meeting.  If your shares are held by a broker or nominee, bring your most recent brokerage statement with you to the Annual Meeting.  We can use that to verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the Annual Meeting without a proxy.  If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.  Any holder of a proxy from a stockholder must present the proxy card, properly executed, to be admitted.  Stockholders and proxy holders must present a form of photo identification, such as a driver’s license.

PROPOSAL ONE — ELECTION OF DIRECTORS

General

At the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the director candidates named below.

Our Board of Directors oversees the management of us on your behalf.  The Board of Directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the authorization of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.

Our Board of Directors is not classified; thus, all of our directors are elected annually.  The Nominating and Corporate Governance Committee has recommended, and our Board of Directors has nominated, for re-election all twelve persons currently serving as directors whose terms are expiring at the 2011 Annual Meeting of Stockholders.

Since the last annual meeting of stockholders, Kenneth D. Russell was elected as a director to fill the vacancy on the Board of Directors.

If elected, each of the persons nominated as a director will serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.  Personal information on each of our nominees is given below.

Our Board of Directors has determined that seven of the twelve nominees for election as directors at the 2011 Annual Meeting of Stockholders have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE.  The independent directors are Rhodes Bobbitt, W. Joris Brinkerhoff, Charles R. Cummings, J. Markham Green, Jess T. Hay, William T. Hill, Jr. and W. Robert Nichols, III.  The determinations regarding the independence of these individuals were based upon information known by the members of the Board of Directors concerning each other and supplied by each of the directors for the purpose of this determination.  None of these directors had any transactions, relationships or arrangements that were required to be considered by the Board of Directors in determining that the director is independent.  Assuming the election of our twelve nominees, all of our directors, other than Messrs. Gerald Ford, Jeremy Ford, Clifton Robinson, Kenneth D. Russell and Carl Webb, also will be “independent” directors, as set forth in our Director Independence Criteria.  The full text of the Director Independence Criteria can be found in the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.hilltop-holdings.com.  A copy also may be obtained upon request by writing our corporate Secretary at the address provided on page 42.

Our Board of Directors met nine times during 2010.  During 2010, no director attended fewer than 75% of the meetings of the Board of Directors and of the board committees on which he served.  Because fewer than ten non-management stockholders usually attend our annual meetings in person, our Board of Directors has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders.  Messrs. Jeremy Ford, Jess Hay, William Hill and Robert Nichols attended the 2010 annual meeting of stockholders.

Nominees for Election as Directors

Rhodes R. Bobbitt Age 65

Mr. Bobbitt has served as a director of Hilltop since November 2005. Mr. Bobbitt is retired. From 1987 until June 2004, he served as a Managing Director and the Regional Office Manager of the Private Client Service Group of Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman, Sachs & Company from 1969 until 1987. He is actively involved with the University of Texas as a member of the University of Texas Development Board, was Co-Chairman of the Dallas Leadership Council—Capital Raising Campaign, and is a member of the University of Texas MBA Investment Fund Advisory Board. He also serves on the Board of Directors of First Acceptance Corporation, including the Nominating and Corporate Governance, Investment, and Audit Committees of that company.

W. Joris Brinkerhoff Age 59

Mr. Brinkerhoff has served as a director of Hilltop since June 2005. Mr. Brinkerhoff founded a Native American owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff currently manages, on a full-time basis, family interests, including oil and gas production, a securities portfolio and various other business interests. He actively participates in numerous philanthropic organizations.

Charles R. Cummings Age 74

Mr. Cummings has served as a director of Hilltop since October 2005. Mr. Cummings currently serves as the President and Chief Executive Officer of CB Resources, Inc., a petroleum and gas company, Container Investments, Inc. and Waste Concepts, Inc. He also currently serves as Chairman of Aaren Scientific, Inc. and Or-Tech Ingredients, Inc. From September 1998 through 2008, Mr. Cummings served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses. Mr. Cummings is a partner of Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market, Transco Leasing and North Texas Pollo Campero. He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005. He also is a former audit partner with Arthur Young & Company.

Gerald J. Ford Age 66

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007, and has served as a director of Hilltop since June 2005. Mr. Ford served as interim Chief Executive Officer of Hilltop from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Pacific Capital Bancorp, for which he also is Chairman of the Board, First Acceptance Corporation, for which he also is Chairman of the Board, McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc. and Scientific Games Corporation. Mr. Ford previously served as a director of Triad Financial Corporation and AmeriCredit Corp. Mr. Ford

also currently serves on the Board of Trustees of Southern Methodist University and is the Managing Partner of Ford Financial Fund, L.P., a private equity fund. Hilltop’s President and Chief Executive Officer, Jeremy B. Ford, is the son of Mr. Ford, and Hilltop’s General Counsel and Secretary, Corey G. Prestidge, is the son-in-law of Mr. Ford.

Jeremy B. Ford Age 36

Mr. Jeremy B. Ford has served as a director of Hilltop since March 2010. Mr. Jeremy B. Ford worked in the financial services industry for over eleven years, primarily focused on investments in and acquisitions of depository institutions and insurance and finance companies. He also is one of the individuals who provided services to Hilltop under the Management Services Agreement with Diamond A Administration Company, LLC. Accordingly, he has been actively involved in numerous potential acquisitions for Hilltop, the acquisition of NLASCO, Inc. in 2007, and the divestiture of the mobile home communities business in 2007. Mr. Jeremy B. Ford also is currently a director of First Acceptance Insurance Company, Inc., a subsidiary of First Acceptance Corporation. Prior to becoming President and Chief Executive Officer of Hilltop, he was a principal of Ford Financial Fund, L.P., a private equity fund. From 2004 to 2008, he worked for Diamond A-Ford Corporation, where he was involved in various investments made by a family limited partnership. Prior to that, he worked at Liberté Investors Inc. (now First Acceptance Corporation), California Federal Bank, FSB (now Citigroup Inc.), and Salomon Smith Barney (now Citigroup Inc.). Jeremy Ford previously served as a director of First Acceptance Corporation from 2000 to 2004. Jeremy Ford is the son of Gerald J. Ford, Hilltop’s Chairman of the Board, and the brother-in-law of Corey G. Prestidge, Hilltop’s general counsel and secretary.

J. Markham Green Age 67

Mr. Green has served as a director of Hilltop since February 2004. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up, and served on the boards, of eight companies, including Affordable Residential Communities Inc., the predecessor company to Hilltop Holdings Inc. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of Goldman, Sachs & Co. and co-head of its Financial Services Industry Group. Mr. Green is a member of the board of directors of MENTOR/The National Mentoring Partnership. Mr. Green previously served as Chairman of the Board of PowerOne Media LLC.

Jess T. Hay Age 80

Mr. Hay has served as a director of Hilltop since March 2009. Mr. Hay is the retired Chairman and Chief Executive Officer of Lomas Financial Corporation, formerly a diversified financial services company engaged principally in mortgage banking, retail banking, commercial leasing and real estate lending, and of Lomas Mortgage USA, a mortgage banking institution, from which he retired in December 1994. Since 1987, Mr. Hay has been Chairman of the Texas Foundation for Higher Education, a non-profit organization dedicated to promoting higher education in the State of Texas. As Chairman and Chief Executive Officer of Lomas Financial Corporation, which included during his tenure, a total of five different corporations listed on the New York Stock Exchange, Mr. Hay has had extensive experience with all of the major functions within the operations of a public company. He is also a director of Trinity Industries, Inc. and Viad Corp., and previously served as a director of Exxon Mobil from 1982 to 2001, SBC Communications (now AT&T) from 1985 to 2004, and MoneyGram International, Inc. from June 30, 2004 to June 2010.

William T. Hill, Jr. Age 68

Mr. Hill has served as a director of Hilltop since April 2008. Mr. Hill is currently of counsel at Fitzpatrick Hagood Smith & Uhl, a criminal defense firm. Prior to that, Mr. Hill served as the Dallas District Attorney and the Chief Prosecuting Attorney of the Dallas District Attorney’s office. During his tenure at the District Attorney’s office, Mr. Hill restructured the office of 250 lawyers and 150 support personnel, including the computerization of the office in 1999. For more than four decades, Mr. Hill has been a strong community leader serving on a number of charitable boards and receiving numerous civic awards, including President of the SMU Mustang Board of Directors and Chairman of the Doak Walker Running Back Award for its first year. Mr. Hill currently serves on the board of directors of Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC and Baylor Hospital Foundation, and is actively involved in the Mercy Street Mission. Mercy Street is a Christian-based organization serving West Dallas children by placing mentors with the children.

W. Robert Nichols, III Age 66

Mr. Nichols has served as a director of Hilltop since April 2008. Mr. Nichols has been a leader in the construction machinery business since 1966. He is the President of Conley Lott Nichols, a dealer for several manufacturers of construction machinery, with offices in seven Texas cites. He has served on numerous bank and bank holding company boards, including United Mexico Bancorp and Ford Bank Group. Mr. Nichols is active in civic and charitable activities, serving as an active director at M.D. Anderson Hospital, The Nature Conservancy of Texas, Mercy Street and Baylor Hospital Emergency Center capital campaign.

C. Clifton Robinson Age 73

Mr. Robinson has served as a director of Hilltop since March 2007. From 2000 until its acquisition by a subsidiary of Hilltop in January 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, Inc., an insurance holding company domiciled in Texas. Mr. Robinson continues to serve as Chairman of the Board of NLASCO, Inc. In 2000, Mr. Robinson formed NLASCO, Inc. in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and Chief Executive Officer of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLASCO, Inc. From 1964 to the present, Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He previously has held positions with various insurance industry associations, including Vice-Chairman of the Board of Texas Life and Health Guaranty Association, President of the Independent Insurance Agents of Waco-McLennan County and member of the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas and owns and operates the Waco Tribune Herald.

Kenneth D. Russell Age 62

Mr. Russell has served as a director of Hilltop since August 2010. Mr. Russell is a former member of the managing board of directors for KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft (KPMG DTG). While a member of KPMG DTG, Mr. Russell served in leadership of Audit—Financial Services. Subsequent to his service as a member of the German firm leadership, he functioned as a freelance strategic advisory to KPMG DTG’s managing board of directors, working directly with members of its executive committee. Most recently he has participated in the integration of the UK and German KPMG firms in the formation of KPMG Europe and continues to head a partner development program that he developed, which focuses on assisting partners in becoming better businessmen, as well as technicians.

Prior to joining KPMG DTG, Mr. Russell was the lead financial services partner in the US KPMG LLP’s Department of Professional Practice in New York. His responsibilities in the Department of Profession Practice included leading the financial instruments, structured financing and securitization topic teams, and he was one of KPMG’s leading consultants on financial instruments, hedging and securitization accounting issues. Prior to joining the Department of Professional Practice at KPMG in 1993, Mr. Russell spent 20 years in KPMG’s Dallas office and had engagement responsibilities for several significant regional banking, thrift and other financial services clients.

Carl B. Webb Age 61

Mr. Webb has served as a director of Hilltop since June 2005. Since August 2010, Mr. Webb has served as the Chief Executive Officer of Pacific Capital Bancorp and as Chairman of the Board of Pacific Capital Bank, N.A. He is the Senior Principal of Ford Financial Fund, L.P., the parent company of SB Acquisition, the majority stockholder of Pacific Capital Bancorp. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. He served as the Co-Chairman of Triad Financial Holdings LLC, a privately held financial services company, from July 2007 to October 2009, as was the interim President and Chief Executive Officer from August 2005 to June 2007. Previously, Mr. Webb was the President and Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Mr. Webb also is a director of Pacific Capital Bancorp, AMB Property Corporation and M&F Worldwide Corp. He is a former director of Plum Creek Timber Company and Triad Financial Corporation.

Vote Necessary to Elect Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter.  The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable rules, a broker or other nominee does not possess the authority to vote for the director nominees in the absence of instructions from the beneficial owner of the relevant shares.  Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Director Compensation

General

Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors.  All other directors receive the following compensation for their service on the Board of Directors:

•                  $40,000 annual retainer; and

•                  $2,000 fee for participation in each meeting of the Board of Directors at which attendance in person is requested (one-half of that fee is paid for participation in any meeting at which attendance is requested by telephone).

In addition, members of board committees receive the following additional compensation:

•                  Audit Committee—$65,000 annual fee for the chairperson of the committee;

•                  Nominating and Corporate Governance Committee—$10,000 annual fee for the chairperson of the committee;

•                  Compensation Committee—$10,000 annual fee for the chairperson of the committee;

•                  Investment Committee—$25,000 annual fee for the chairperson of the committee

•                  Merger and Acquisition Committee - $10,000 annual fee for the chairperson of the committee; and

•                  $1,000 fee for participation in each meeting of a board committee.

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:

•                  entirely in the form of cash;

•                  entirely in the form of common stock; or

•                  one-half in cash and one-half in common stock.

Cash and shares of common stock are paid and issued, respectively, in arrears on a calendar quarterly basis, with no vesting requirements.  Customarily, these payments and issuances occur by the 15th day of the month following the applicable calendar quarter-end.  The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter.  In lieu of fractional shares of common stock that would otherwise be issuable to directors, we pay cash to the director based upon the value of those fractional shares at the value the shares are awarded to the director.  If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.

Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his service on, and attendance at, Board of Directors or board committee meetings.  Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.

Political Action Committee Matching Program

The NLASCO Political Action Committee, or the PAC, is a separate segregated fund that was formed to make political contributions.  To encourage participation in the PAC by eligible participants, for each contribution made to the PAC by an eligible individual contributor, Hilltop makes a matching contribution to any Section 501(c)(3) organization of the contributor’s choice, dollar for dollar, up to the maximum amount an eligible individual can contribute to the PAC in a given calendar year.  Under this program, no contributor to the PAC receives any financial, tax or other tangible benefit or premium from either Hilltop or the recipient charities.  This program is completely voluntary.

2010 Director Compensation

Director Compensation Table for 2010(a)

	Fees earned or paid in cash	Stock awards	Total
Name	($)	($)	($)

Rhodes Bobbitt	112,000	—	112,000
W. Joris Brinkerhoff	57,009	8,991	66,000
Charles R. Cummings	139,000	—	139,000
Gerald J. Ford	56,000	—	56,000
J. Markham Green	73,000	—	73,000
Jess T. Hay	69,000	—	69,000
William T. Hill, Jr.	70,000	—	70,000
W. Robert Nichols, III	77,000	—	77,000
C. Clifton Robinson	59,000	—	59,000
Kenneth D. Russell	12,000	—	12,000
James R. Staff	15	26,985	27,000
Carl B. Webb	23	51,977	52,000

(a)          Fees earned for services performed in 2010 include annual retainers, meeting fees and chairperson remuneration.  Aggregate fees paid to non-employee directors for annual retainers and committee chairmanships were paid quarterly in arrears.  Cash was paid in lieu of the issuance of fractional shares.  Service for any partial quarter is calculated and paid on the basis of time served during the applicable calendar quarter.  Non-employee directors are solely responsible for the payment of taxes payable on remuneration paid by the Company.  The value of stock awarded was determined based upon the average closing price per share of our common stock for the last ten consecutive trading days of the calendar quarter during which the stock was earned.

As described above, the 2010 stock awards were issued to each non-employee director who elected to receive all or part of his director compensation in the form of our common stock, generally within 15 days following each applicable calendar quarter-end.  All of our personnel, as well as non-employee directors, are subject to trading restrictions with regard to our common stock, and trading may only occur during a “trading window.”  Provided that any such party does not possess material, non-public information about us, this trading period commences on the second business day after the public release of quarterly or annual financial information and ends one month after the public release of that information.

The following numbers of shares of our common stock were issued to our directors for services performed during 2010:  W. Joris Brinkerhoff—771 shares;  James R. Staff—2,478 shares;  and Carl B. Webb—5,040 shares.  Certain of the foregoing shares were issued in 2011 for services performed in the fourth quarter of 2010.

Each of the above directors had outstanding the following aggregate numbers of shares of our common stock awarded for services performed on behalf of us from election or appointment through the end of fiscal 2010:  Rhodes Bobbitt—1,562 shares;  W. Joris Brinkerhoff—9,943 shares;  Charles R. Cummings—5,379 shares;  Gerald J. Ford—2,893 shares;  J. Markham Green—3,309 shares;  James R. Staff—19,703 shares;  and Carl B. Webb—22,780 shares.  For further information about the stockholdings of these directors and our management, see “Stock Ownership—Security Ownership of Management” commencing on page 19 of this Proxy Statement.

Board Committees

General

The Board of Directors appoints committees to assist it in carrying out its duties.  In particular, committees work on key issues in greater detail than would be practical at a meeting of all the members of the Board of Directors.  Each committee reviews the results of its deliberations with the full Board of Directors.

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Merger and Acquisition Committee (constituted in March 2011), the Nominating and Corporate Governance Committee and the Investment Committee.  Current copies of the charters for the Audit Committee, the Compensation Committee, the Merger and Acquisition Committee, the Nominating and Corporate Governance Committee and the Investment Committee, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Chief Executive and Senior Financial Officers, may be found on our website at www.hilltop-holdings.com, under the heading “Investor Relations — Governance — Corporate Governance Documents.”  Printed versions also are available to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 42.  A more detailed description of these committees is set forth below.  Our Board of Directors may, from time to time, establish certain other committees to facilitate our management.

Committee Membership

The following table shows the current membership of, and the 2010 fiscal meeting information for, each of the committees of the Board of Directors.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee	Special Committee (a)	Merger and Acqusition Committee (b)

Rhodes Bobbitt	€	Chairman		Chairman	€	€
W. Joris Brinkerhoff		€			€
Charles R. Cummings	Chairman		€		€	€
Gerald J. Ford				€
Jeremy B. Ford
J. Markham Green	€			€	€
Jess T. Hay			€		Chairman	Chairman
William T. Hill, Jr.		€	€		€	€
W. Robert Nichols, III			Chairman		€	€
C. Clifton Robinson
Kenneth D. Russell
Carl B. Webb

Meetings in Fiscal 2010	4	4	5	4	6	N/A

(a)          A special committee of the Board of Directors was constituted in March 2010 to review certain transactions and subsequently dissolved upon formation of the Merger and Acquisition Committee.

(b)   The Merger and Acquisition Committee was constituted in March 2011.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee helps our Board of Directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm.  In furtherance of those matters, the Audit Committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review and prepares the report that federal securities laws require be included in our annual proxy statement, which appears on page 39.  Mr. Cummings has been designated as Chairman, and Messrs. Green and Bobbitt are members, of the Audit Committee.  Our Board of Directors has reviewed the education, experience and other qualifications of each member of the Audit Committee.  Based upon that review, our Board of Directors has determined that Mr. Cummings qualifies as an “audit committee financial expert,” as defined by the rules of the

Securities and Exchange Commission, and each member is independent for purposes of audit committee members, as set forth in the New York Stock Exchange’s listing standards.  Currently, none of our Audit Committee members serve on the audit committees of three or more public companies.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers our approved management incentive and 2003 equity incentive plans and produces the annual report on executive compensation for inclusion in our annual proxy statement, which appears on page 28.  Each member is independent in accordance with the listing standards of the New York Stock Exchange.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose is as follows:

•                  Identify, screen and recommend to our Board of Directors individuals qualified to serve as members, and on committees, of the Board of Directors;

•                  Advise our Board of Directors with respect to the composition, procedures and committees of the Board of Directors;

•                  Advise our Board of Directors with respect to the corporate governance principles applicable to the Company; and

•                  Oversee the evaluation of the Board of Directors and our management.

Each member is independent in accordance with the listing standards of the New York Stock Exchange.

Investment Committee

The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by the Investment Committee; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities.

Merger and Acquisition Committee

The purpose of the Merger and Acquisition Committee is to review potential mergers, acquisitions or dispositions of material assets or a material portion of any business proposed by management and to report its findings and conclusions to the Board of Directors.  Each member is independent in accordance with the listing standards of the New York Stock Exchange.

Corporate Governance

General

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness.  The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession and executive sessions.  A copy of the corporate governance guidelines may be found at our corporate website at www.hilltop-holdings.com under the heading “Investor Relations—Governance — Corporate Governance Documents.”  A copy also may be obtained upon request from our corporate Secretary at the address listed under “Questions” on page 42.

Board Leadership Structure

Except for a brief period in 2010 where Mr. Gerald J. Ford served as interim Chief Executive Officer, historically, we have separated the offices of Chief Executive Officer and Chairman of the Board as a means of separating management of the Company from our Board of Director’s oversight of management.  Separating these roles also enabled an orderly leadership transition when Mr. Larry Willard retired at the conclusion of 2009.  We believe, at this time, that this structure provides desirable oversight of our management and affairs.  We have in the past appointed, and will continue to appoint, lead independent directors as circumstances require.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.  Our Board of Directors is actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of overall risk for the Company.  We may conduct assessments in the future as circumstances warrant.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management.  In particular, the Audit Committee focuses on financial risk, including internal controls, and, from time to time, discusses and evaluates matters of risk, risk assessment and risk management with our management team.  The Compensation Committee is responsible for overseeing the management of risk associated with our compensation policies and arrangements.  The Nominating and Corporate Governance Committee ensures that the internal rule processes by which we are governed are consistent with prevailing best governance practices and applicable laws and regulations.  Finally, the Investment Committee ensures that our funds are invested in accordance with policies and limits approved by it.  Our Senior Officer Code of Ethics, Code of Business Conduct and Ethics, Committee Charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.

Board Performance

Our Board of Directors conducts an annual survey of its members regarding its performance and reviews the results of the survey with a view to improving efficacy and effectiveness of the Board of Directors.  In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Director Qualifications for Service

As described below, the Nominating and Corporate Governance Committee considers a variety of factors when a candidate is being considered to fill a vacancy on the Board of Directors or when nomination of an incumbent director for re-election is under consideration.  The Nominating and Corporate Governance Committee and the Board of Directors strive to balance a diverse mix of experience, perspective, skill and background with the practical requirement that the Board of Directors will operate collegially, with the common purpose of overseeing our business on behalf of our stockholders.  All of our directors possess relevant experience, and each of them approaches the business of the Board of Directors and their responsibilities with great seriousness of purpose.  The following describes, with respect to each director, his particular experience, qualifications, attributes and skills that qualify him to serve as a director:

Rhodes Bobbitt	Mr. Bobbitt has an extensive investment background. This is particularly important given our available cash on hand and the investment portfolios at our insurance subsidiaries.

W. Joris Brinkerhoff

Mr. Brinkerhoff has participated, and continues to participate, in a number business interests. Accordingly, he brings knowledge and additional perspectives to our Board of Directors from experiences with those interests.

Charles R. Cummings	Mr. Cummings has an extensive operational and accounting background. His expertise in these matters brings considerable strength to our Audit Committee and Board of Directors in these areas.

Gerald J. Ford

Mr. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of our Board of Directors. In addition, his service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the Board of Directors.

Jeremy B. Ford

Mr. Jeremy B. Ford’s career has focused on mergers and acquisitions in the financial services industry. Accordingly, he has been actively involved in numerous acquisitions, including our acquisition of NLASCO, Inc. His extensive knowledge of our operations makes him a valuable member of our Board of Directors.

J. Markham Green

Mr. Green has an extensive background in financial services, as well as board service. His investment banking background also provides our Board of Directors with expertise surrounding acquisitions and investments.

Jess T. Hay

Mr. Hay has broad experience in managing and leading significant enterprises in the financial services industry. His service on the boards of other significant companies provides the Board of Directors with additional perspective on the Company’s operations. His prior active involvement with the Democratic National Committee also provides him with broad exposure to the political processes on the national, state and local levels.

William T. Hill, Jr.

Mr. Hill’s 43 years of experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our Board of Directors. Mr. Hill has also served on several civic and charitable boards over the past 35 years, which has given him invaluable experience in corporate governance matters.

W. Robert Nichols III	Mr. Nichols has broad experience in managing and leading enterprises. This significant experience provides our Board of Directors with additional perspectives on our operations.

C. Clifton Robinson

Mr. Robinson possesses particular knowledge and experience in the insurance industry, as we purchased NLASCO, Inc. from him in 2007. This provides our Board of Directors with expertise in regards to our insurance operations.

Kenneth D. Russell	Mr. Russell’s extensive background in accounting and operating entities provides valuable insight to our Board of Directors, including merger and acquisition activities.

Carl B. Webb

Mr. Webb possesses particular knowledge and experience in strategic planning and the financial industry, as well as expertise in finance, that strengthen the Board of Directors’ collective qualifications, skills and experience.

Executive Board Sessions

The current practice of our Board of Directors is to hold an executive session of its non-management directors at least once per quarter.  The individual who serves as the chair at these executive sessions rotates each year among the chairs (if such chair is not a member of management) of the committees of the Board of Directors.  Executive sessions of the independent directors of the Board of Directors also are held at least once per fiscal year.

Communications with Directors

Our Board of Directors has established a process to receive communications from stockholders and other interested parties.  Stockholders and other interested parties may contact any member or all members of the Board of Directors by mail.  To communicate with our Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title.  The correspondence should be sent to Hilltop Holdings Inc., c/o Secretary, 200 Crescent Court, Suite 1330, Dallas, Texas 75201.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors.  Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s).  In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed.  If the amount of correspondence received through the foregoing process becomes excessive, our Board of Directors may consider approving a process for review, organization and screening of the correspondence by the corporate Secretary or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a Senior Officer Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  We also have adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees.  Both codes are available on our website at www.hilltop-holdings.com under the heading “Investor Relations—Governance—Corporate Governance Documents.” Copies also may be obtained upon request by writing our Corporate Secretary at the address listed under “Questions” on page 42.  Amendments to, and waivers from, our Senior Officer Code of Ethics and our Code of Business Conduct and Ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.

Director Nomination Procedures

The Nominating and Corporate Governance Committee believes that, at a minimum, candidates for membership on the Board of Directors should have demonstrated an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct.  The Nominating and Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities.  In making its recommendations to the Board of Directors, the Nominating and Corporate Governance Committee also seeks to have the Board of Directors nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Nominating and Corporate Governance Committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above.  The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates.  As described below, the Nominating and Corporate Governance Committee also will consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, and if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate.  In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to formally nominating individuals for election as directors in accordance with our Second Amended and Restated Bylaws, as summarized below on page 41 under “Stockholder Proposals for 2011,” stockholders may send written recommendations of potential director candidates to the Nominating and Corporate Governance Committee for its consideration.  Such recommendations should be submitted to the Nominating and Corporate Governance Committee “c/o Secretary” at Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Director recommendations submitted by stockholders should include the following information regarding the stockholder making the recommendation and the individual(s) recommended for nomination:

•                  name, age, business address and residence address;

•                  the class, series and number of any shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop owned, beneficially or of record (including the name of the nominee holder if beneficially owned);

•                  the date(s) that shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop were acquired and the investment intent of such acquisition;

•                  any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any securities of Hilltop or any affiliate of Hilltop;

•                  whether and the extent to which such person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the prior six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (a) manage risk or benefit of changes in the price of Hilltop securities or any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement or (b) increase or decrease the voting power of such person in Hilltop disproportionately to such person’s economic interest in Hilltop securities (or, as applicable, any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement);

•                  any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise of such person in us or in any of our affiliates, other than an interest arising from the ownership of securities where such person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

•                  the investment strategy or objective, if any, of the stockholder making the recommendation and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors, or potential investors, in such stockholder (if not an individual);

•                  to the extent known by the stockholder making the recommendation, the name and address of any other stockholder supporting the nominee for election or reelection as a director;

•                  a certificate executed by the proposed nominee that certifies that the proposed nominee is not, and will not, become a party to, any agreement, arrangement or understanding with any person or entity other than us in connection with service or action as a director that has not been disclosed to us and that the proposed nominee consents to being named in a proxy statement and will serve as a director if elected;

•                  completed Proposed Nominee questionnaire (the questionnaire will be provided upon request by writing or telephoning our Corporate Secretary at the address or phone number listed under “Questions” on page 42); and

•                  all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and the rules promulgated thereunder.

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not earlier than the 120th day and not later than 5:00 p.m., Dallas, Texas time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the first anniversary of the date of the preceding year’s annual meeting, the stockholder recommendation and information must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Dallas, Texas time, on the later of the 90th day prior to the date of such annual meeting of stockholders and the 10th day following the date on which public announcement of the date of such annual meeting is first made.  In the event, however, the number of directors to be elected to the Board of Directors is increased and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a stockholder recommendation also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the Corporate Secretary not later than 5:00 p.m., Dallas, Texas time, on the tenth day following the day on which the public announcement is first made.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Mr. Russell has not previously stood for election on our Board of Directors at an annual meeting of stockholders, as he was elected to our Board of Directors in August 2010 by the Board of Directors.  Pursuant to an action of the Board of Directors at a meeting held March 10, 2011, the mandatory retirement age for directors was waived with regard to the service of Messrs. Cummings, Hay and Robinson.

No fee was paid to any third party or parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee did not receive the name of any recommended director nominee from a stockholder.

STOCK OWNERSHIP

Principal Stockholders

The following table sets forth information regarding our common stock beneficially owned on April 1, 2011 by any person or “group,” as that term is used in Section 13(d)(3) of Securities Exchange Act of 1934, known to us to beneficially own more than five percent of the outstanding shares of our common stock.

Name and Addresss of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)

Gerald J. Ford (b)
200 Crescent Court, Suite 1350 Dallas, Texas 75201	15,048,102	26.6%

(a)          Based on 56,496,619 shares of common stock outstanding on April 1, 2011.  Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 1, 2011 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)         The shares of common stock beneficially owned by Mr. Ford include 15,044,616 shares owned by Diamond A Financial, LP.  Mr. Ford is the sole general partner of Diamond A Financial, LP.  Mr. Ford has sole voting and dispositive power of these shares.

Security Ownership of Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 1, 2011, by:

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our directors and named executive officers presently serving, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to any applicable community property law.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)

Rhodes Bobbitt	126,059	(b)	*
W. Joris Brinkerhoff	35,228		*
Charles R. Cummings	37,476		*
Gerald J. Ford 200 Crescent Court, Suite 1350 Dallas, Texas 75201	15,048,102	(c)	26.6%
Jeremy B. Ford (d)	—		*
J. Markham Green	119,152		*
Jess T. Hay	—		*
William T. Hill, Jr.	—		*
W. Robert Nichols, III	—		*
C. Clifton Robinson	1,218,880		2.2%
Kenneth D. Russell	—		*
Carl B. Webb	85,473		*
Darren Parmenter	40,361	(e)	*
Corey G. Prestidge (f)	—		*
Greg Vanek	40,000	(g)	*

All Directors and Named Executive Officers, as a group (15 persons)	16,750,731	(h)	29.6%

*      Represents less than 1% of the outstanding shares of such class.

(a)          Based on 56,496,619 shares of common stock outstanding on April 1, 2011.  Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 1, 2011, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)         Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.

(c)          The shares of common stock beneficially owned by Mr. Ford include 15,044,616 shares owned by Diamond A Financial, LP.  Mr. Ford is the sole general partner of Diamond A Financial, LP.  Mr. Ford has sole voting and dispositive power of these shares.

(d)         Jeremy Ford is a beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, LP (see footnote (c)).

(e)          Includes 40,000 shares of common stock acquirable pursuant to the exercise of a stock option.  Excludes 10,000 shares of common stock acquirable pursuant to the exercise of a stock option that will not vest within 60 days of April 1, 2011.

(f)            The spouse of Corey Prestidge is a beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, LP (see footnote (c))

(g)         Includes 40,000 shares of common stock acquirable pursuant to the exercise of a stock option.  Excludes 10,000 shares of common stock acquirable pursuant to the exercise of a stock option that will not vest within 60 days of April 1, 2011.

(j)             Represents 15 persons and includes 80,000 shares of common stock acquirable pursuant to the exercise of stock options.  Excludes 20,000 shares of common stock acquirable by our named executive officers pursuant to the exercise of stock options that will not vest within 60 days of April 1, 2011.

MANAGEMENT

Executive Officers

General

We have identified the following officers as “executive officers,” consistent with the definition of that term as used by the SEC:

Name	Age	Position	Officer Since

Jeremy B. Ford	36	President, Chief Executive Officer and Director	2010
Darren Parmenter	48	Senior Vice President - Finance	2007
Corey G. Prestidge	37	General Counsel and Secretary	2008
Greg D. Vanek	50	President of NLASCO, Inc.	2007

Business Experience of Executive Officers

Information concerning the business experience of Mr. Jeremy B. Ford is set forth above under “Proposal One — Election of Directors — Nominees for Election as Directors” on page 6.

Darren Parmenter.  Mr. Parmenter has served as Senior Vice President of Finance of Hilltop since June 2007.  From January 2000 to June 2007, Mr. Parmenter was with Hilltop’s predecessor, Affordable Residential Communities Inc., and served as the Controller of Operations from April 2002 to June 2007.  Prior to 2000, Mr. Parmenter was employed by Albertsons Inc., as an Assistant Controller.

Corey G. Prestidge.  Mr. Prestidge has served as General Counsel and Secretary of Hilltop since January 2008.  From November 2005 to January 2008, Mr. Prestidge was the Assistant General Counsel of Mark Cuban Companies.  Prior to that, Mr. Prestidge was an associate in the corporate and securities practice group at Jenkens & Gilchrist, a Professional Corporation, which is a former national law firm. Mr. Prestidge is the son-in-law of our Chairman of the Board, Gerald J. Ford, and the brother-in-law of our President and Chief Executive Officer, Jeremy B. Ford.

Greg Vanek.  Mr. Vanek has served as President and Chief Operating Officer of NLASCO since 2001, and National Lloyds Insurance Company and American Summit Insurance Company, subsidiaries of NLASCO, since 1997 and 2001, respectively, except for a brief period during 2000 when he was self-employed.  Prior to his service in those capacities, Mr. Vanek served as Vice President of Marketing and as an underwriter for National Lloyds Insurance Company since joining the company in 1986.  He is a member of various insurance industry associations, including a member and officer of the Association of Fire and Casualty Companies of Texas Legislative Committee and a board member of Southwestern Insurance Information Service.

Terms of Office and Relationships

Our named executive officers are elected annually or, as necessary, to fill vacancies or newly created offices by our Board of Directors.  Each named executive officer holds office until his successor is duly elected or qualifies or, if earlier, until his retirement, death, resignation or removal.  Any officer or agent elected or appointed by our Board of Directors may be removed by our Board of Directors whenever, in its judgment, our best interests will be served, but any removal will be without prejudice to the contractual rights, if any, of the person so removed.

Except as disclosed elsewhere in this Proxy Statement, there are no familial relationships among any of our current directors or executive officers.  Except as described under “Proposal One — Election of Directors — Nominees for Election as Directors” commencing on page 6, none of our director nominees hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15(d) of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Except as set forth in this Proxy Statement, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or that officer was selected.

Compensation Discussion and Analysis

In the paragraphs that follow, we will discuss the overall objectives of our compensation program and how it is designed to reward participants over the life of the program, each element of compensation that we provide and an explanation of the reasons for the compensation decisions we have made regarding the following individuals, whom we refer to as our “named executive officers” for 2010:

•                  Gerald J. Ford — Interim Chief Executive Officer

•                  Jeremy B. Ford—President and Chief Executive Officer

•                  Darren Parmenter—Senior Vice President of Finance (principal financial officer)

•                  Corey G. Prestidge—General Counsel and Secretary

•                  Greg Vanek—President of NLASCO

Following this discussion, we provide specific information about compensation earned or awarded to our named executive officers during 2010.

Executive Summary

All base salaries of the named executive officers during 2010 remained the same as the previous year, except that no compensation was paid to Mr. Gerald J. Ford for his role as interim President and Chief Executive Officer and the base salary for Jeremy B. Ford was determined shortly following his election as President and Chief Executive Officer.  The compensation of Hilltop’s named executive officers in addition to base salary is discretionary and determined following review of the Company’s results of operations for the relevant period.  Accordingly, the Compensation Committee evaluates the achievements and activities of the Company and the named executive officers, in particular, following the relevant period to determine the appropriate additional compensation, if any, to be awarded.  With respect to Mr. Vanek, the Compensation Committee established performance criteria by which Mr. Vanek would receive compensation in addition to his base salary.  This performance criteria is designed to promote growth without additional risk and loss exposure.

Philosophy and Objectives of Our Executive Compensation Program

Our compensation program includes the following available components: base salary, annual and long-term incentive awards that are linked to performance and the creation of stockholder value, perquisites and post-termination compensation.  In structuring our compensation programs each year, the Compensation Committee selects the particular components and the weighting given to those components, based upon our strategic objectives.

We believe that it is critical to structure the compensation program in such a manner to retain those with the talent, skill and experience necessary for us to realize our strategic objectives.

With this in mind, the following principles help guide our decisions regarding compensation of our named executive officers:

•                  Compensation opportunities should be competitive with market practices.  In order to attract and retain executives with the experience and skills necessary to lead our company and motivate them to deliver strong performance to our stockholders, we are committed to providing total annual compensation opportunities that are competitive.

•                  A substantial portion of compensation should be performance-based.  Our executive compensation program emphasizes pay for performance.  This means that corporate performance, as assessed by our Compensation Committee and under the management incentive plan, as the case may be, has the possibility to represent a substantial portion of the named executive officer’s total compensation.

•                  Management’s interests should be aligned with those of our stockholders.  Our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price.  Although we have no mandatory requirement of stock ownership by our employees, including our named executive officers, stock ownership is encouraged.

•                  Compensation should be perceived as fair and equitable.  We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally.  We also consider the pay of the named executive officers relative to one another and to other members of the management team.

How We Determine and Assess Executive Compensation Generally

Role of the Compensation Committee

The Compensation Committee of our Board of Directors is responsible for reviewing and approving all aspects of the compensation programs for our named executive officers and making all decisions regarding specific compensation to be paid or awarded to them.  The Compensation Committee is responsible for, among its other duties, the following:

•                  Review and approval of corporate incentive goals and objectives relevant to compensation;

•                  Evaluation of individual performance results in light of these goals and objectives;

•                  Evaluation of the competitiveness of the total compensation package; and

•                  Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee is responsible for determining all aspects of compensation of the Chief Executive Officer, as well as assessing his individual performance.

The Compensation Committee may, in its discretion, consider (i) the transferability of managerial skills, (ii) the relevance of each named executive officer’s experience to other potential employees, and (iii) the readiness of the named executive officer to assume a different or more significant role, either within our organization or with another organization.  When making pay-related decisions, the Compensation Committee also has considered our specific circumstances and the associated difficulties with attraction, retention and motivation of talent and the importance of compensation in supporting achievement of our strategic objectives.

Information about the Compensation Committee and its composition, responsibilities and operations can be found under “Board Committees” beginning on page 12 of this Proxy Statement and in the “Investor Relations-Governance” section of our website.

Role of the Chief Executive Officer in Compensation Decisions

The Chief Executive Officer recommends to the Compensation Committee any compensation changes affecting the other named executive officers.  Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year the Chief Executive Officer recommends the level of base salary increase, if any, reviews and approves the specific individual objectives in the annual incentive program and recommends the long-term incentive grant value for the other named executive officers.  His recommendations are based upon his assessment of the individual officer’s performance, performance of the officer’s respective business or function and employee retention considerations.  The Compensation Committee reviews the Chief Executive Officer’s recommendations and must approve any compensation changes affecting our officers or executives.  The Chief Executive Officer does not play any role with respect to any matter impacting his own compensation.

Role of Compensation Consultant

The Compensation Committee retained Towers Perrin to provide market data and to advise on market trends and practices in connection with determining compensation payable in 2007 and 2006.  Since that time, the Compensation Committee has considered the data and advice previously provided by Towers Perrin, among other factors, when making determinations regarding compensation of the named executive officers.

Other Factors

Pay decisions are made following a review and discussion by the Compensation Committee of both the financial and operational performance of our businesses and the annual performance reviews of the named executive officers and other members of the management team.

Elements of our Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth above.  The basic elements of our 2010 and 2011 executive compensation program are summarized below, followed by a more detailed discussion of those programs.

Our compensation policies and programs are considered by the Compensation Committee in a total rewards framework, considering both “pay”—base salary, annual incentive compensation and long-term incentive compensation; and “benefits”—benefits, perquisites and executive benefits and other compensation.  Our executive compensation program consists primarily of the following components:

Compensation Component	Purpose

Base Salary	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.

Annual Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our short-term/annual objectives.

Long-term Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our long-term objectives.

Perquisites	Fixed component of pay intended to provide an economic benefit to us in attracting and retaining executive talent.

Post-Termination Compensation (Severance and Change in Control)

Fixed component of pay intended to provide a temporary income source following an executive’s involuntary termination and, in the case of a change in control, to also provide continuity of management during that event.

Base Salary

We provide base salaries for each named executive officer, commensurate with the services each provides to us, because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid.  We did not compensate Mr. Gerald J. Ford for his services as interim President and Chief Executive Officer from January 1, 2010 until March 11, 2010, as he did not desire to be compensated for that role.  In determining the salary of Mr. Jeremy B. Ford, the Compensation Committee evaluated the salary that Mr. Jeremy B. Ford was earning with prior organizations, the salaries of other named executive officers of the Company and the level of responsibility assumed, among other items.  As a result of that analysis, the Compensation Committee determined the annual salary of Mr. Jeremy B. Ford.   With respect to the other named executive officers of the Company for 2010 and 2011, the Compensation Committee determined to maintain the current salaries of the named executive officers based on the operating activities of the Company; however, the Compensation Committee determined to increase the salary of Mr. Corey G. Prestidge on April 28, 2011 to $300,000 per year.  This increase was based upon his significant contributions to the Company above and beyond his title. The following are the base salaries for the named executive officers in 2009, 2010 and 2011:

	Base Salary
Name	2009	2010	2011

Gerald J. Ford(a)	$—	$—	$—
Jeremy B. Ford(b)	$—	$400,000	$400,000
Darren Parmenter	$275,000	$275,000	$275,000
Corey G. Prestige(c)	$275,000	$275,000	$300,000
Greg Vanek	$275,000	$275,000	$275,000

(a)  Gerald J. Ford served as interim Chief Executive Officer from January 1, 2010 through March 11, 2010.

(b)  Jeremy B. Ford was elected as President and Chief Executive Officer on March 11, 2010.

(c)  The increase in Corey G. Prestidge’s annual salary was determined by the Compensation Committee on April 28, 2011.

Annual Incentive Awards

Our named executive officers and other employees are eligible to receive annual incentive awards based upon our financial performance and other factors, including individual performance.  The Compensation Committee believes that this element of compensation is important to focus management efforts on, and provide rewards for, annual financial and strategic results that are aligned with creating value for our stockholders.  In years past, this component of the compensation program was pre-determined at the outset of the year and based upon measurable criteria.  In 2008, our Compensation Committee decided to eliminate the pre-determined nature of this incentive compensation from the compensation program for our named executive officers serving at Hilltop, while maintaining that structure at our insurance holding company, NLASCO, Inc.  This decision was due to the sale of substantially all of our assets in July 2007 and the change in the primary focus of Hilltop management towards acquisitions with its available cash.  This component of the compensation program for the named executive officers at Hilltop is now purely at the discretion of the Compensation Committee.  Therefore, the Compensation Committee is entitled to reward those officers on a more subjective, versus quantitative basis, which it believes is more relevant given the nature of Hilltop’s current focus.  The Compensation Committee, however, envisions returning to the previous structure upon Hilltop’s consummation of an acquisition of a business with our available cash.

With respect to the award payable to Mr. Vanek in 2010, the thresholds under the management incentive plan were based upon achievement of certain criteria as follows:

•                  $41,250 if the Expense Ratio is 39% or less;

•                  $10,313 if written premium exceeds forecast; and

•                  Loss Ratio:

•                  $154,688 if 46% or less;

•                  $72,188 if greater than 46%, but 52% or less; or

•                  $20,625 if greater than 52%, but the non-catastrophe Loss Ratio is 50% or less.

No compensation was payable under this plan in the event there was a net loss at NLASCO, Inc. for the calendar year ended December 31, 2010.  Expense Ratio is policy acquisition and other underwriting expense divided by net premiums earned for the same period.  Loss Ratio is the ratio that expresses the relationship of losses to premiums.  Loss Ratio is loss and loss adjustment expenses divided by net premiums earned for the same period.  The non-catastrophe Loss Ratio is defined as the loss and loss adjustment expense ratio excluding Property Claim Service identified catastrophes that result in a loss to NLASCO, Inc. of $125,000 or more.

The Compensation Committee, in its sole discretion, determines the amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual performance. For 2010 NLASCO performance, the Expense Ratio was less than 39%, written premium exceeded forecast and the non-catastrophe Loss Ratio was less than 50%, which resulted in an award of $72,188 to Mr. Vanek.  During 2010, the named executive officers evaluated a number of opportunities, one of which was announced on March 21, 2011.  In addition to those activities, the Compensation Committee also evaluated the contributions by the named executive officers of Hilltop to other areas of the Company.  The Compensation Committee, however, has the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events or to pay discretionary bonuses.  The following discretionary bonuses were paid for services rendered in 2010:

Name	Amount of Cash Bonus	Percentage of Base Salary

Jeremy B. Ford	$230,000	57.5%
Corey G. Prestige	$100,000	36.4%
Darren Parmenter	$75,000	27.3%

The Compensation Committee conducted a performance review of each named executive officer of Hilltop in addition to the activities and operations of the Company for the year ended December 31, 2010.  Based upon those evaluations, together with the activities and operations of the Company, it determined the discretionary bonuses for 2010.

As previously announced, the named executive officers serving at Hilltop will be awarded bonuses in 2011 at the discretion of the Compensation Committee.  With respect to Mr. Vanek, the Compensation Committee approved the following bonus/performance criteria for 2011:

•                  $30,938 if the Expense Ratio(a) is 36% or less;

•                  $20,625 if written premium exceeds forecast;

•                  $2,063 for each percentage point written premium exceeds forecast, up to 5% maximum ($10,313 maximum); and

•                  Loss Ratio(b):

•                  $144,375 if 51% or less;

•                  $72,188 if greater than 51%, but 55% or less; or

•                  $20,625 if greater than 55%, but the non-catastrophe Loss Ratio(c) is 50% or less.

(a)          Expense Ratio is policy acquisition and other underwriting expense divided by net premiums earned for the same period.

(b)         Loss Ratio is the ratio that expresses the relationship of losses to premiums.  Loss Ratio is loss and loss adjustment expenses divided by net premiums earned for the same period.

(c)          The non-catastrophe Loss Ratio is defined as the loss and loss adjustment expense ratio excluding Property Claim Service identified catastrophes that result in a loss to NLASCO, Inc. of $125,000 or more.

No compensation is payable under this plan if there is a net loss at NLASCO, Inc. for the calendar year ended December 31, 2011.

The management incentive plan provides that, upon a change in control (as defined in the plan), each participant (which includes each of the named executive officers) would be entitled to payment of a pro-rata bonus for the year in which the change in control occurs, the amount of which would be determined assuming the maximum level of performance had been achieved.  This plan does not apply to discretionary bonuses.

Long-Term Incentive Awards

As described above, we believe that a portion of each named executive officer’s compensation should be tied to the performance of our company’s stock price, aligning the officer’s interest with that of our stockholders.  In this regard, our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price.  Further discussion of the 2003 equity incentive plan pursuant to which such options are awarded is found after the “Grants of Plan-Based Awards” section below.

On October 25, 2007, the Compensation Committee granted options to purchase 50,000 shares to each of Mr. Parmenter and Mr. Vanek.   In determining the number of stock options granted to Messrs. Parmenter and Vanek, the Compensation Committee did not take into account specific individual performance factors, but rather considered the awards previously made to other executive officers.  No option awards were granted in 2008, 2009 and 2010.

We have not adopted a formal policy for the timing of grants of equity awards.  The Compensation Committee, however, follows an informal practice of annually reviewing and determining whether to grant equity awards.  If off-cycle awards, such as in the case of new hires, promotions or special retention awards, were required to be considered, the Compensation Committee would determine the applicability and amount of any such awards on a case-by-case basis.

All option awards made to eligible employees, including the named executive officers, are made pursuant to the 2003 equity incentive plan.  All stock options issued under the terms of the plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant.  For this purpose, the market value is deemed to be the closing price of the common stock on the New York Stock Exchange on the date of grant of the stock options.  Options awards are not subject to re-pricing.

All stock option awards made to the named executive officers are made by the Compensation Committee and not pursuant to delegated authority.

Perquisites and Other Benefits

We provide a limited number of perquisites and other benefits to our named executive officers.  The only perquisite currently offered to the named executive officers of Hilltop is $150 per month to be applied to a gym membership to promote wellness.  Otherwise, generally, our named executive officers receive only medical benefits, life insurance and long-term disability coverages, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees.  The medical and insurance benefits generally consist of group medical coverage with applicable deductibles and co-pays and complementary long-term disability capped at $50,000, with the option to purchase additional coverage.

Severance and Other Post-Termination Compensation

Other than change in control provisions in our 2003 Equity Incentive Plan, we do not currently maintain any severance or change in control programs for the named executive officers.  We, however, have historically paid severance, the amount of which is generally determined both by length of tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the named executive officers.  Absent the negotiation of specific agreements with the named executive officers, severance benefits would be provided on the same basis as provided to other employees of the Company.

The Company entered into an employment agreement with Mr. Vanek pursuant to which we agreed that if he is terminated without cause or resigns for good reason, each as defined in the employment agreement, he will be entitled to the following:  unpaid vacation; an amount equal to the greater of (x) his base salary for the remainder of the employment period and (y) his base salary for one year; his pro rata bonus; and the cost of COBRA for one year.

Further discussion of the employment agreement with Mr. Vanek and payments made pursuant thereto may be found in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

The 2003 equity incentive plan, pursuant to which stock option awards are granted to the named executive officers, contains specific termination and change in control provisions.  We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control.  Under the terms of the plan, if a change in control event (as defined under the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  The sale of substantially all of our assets in July 2007 constituted a change in control under this plan.  Further discussion of the change in control payments made pursuant to the 2003 equity incentive plan may be found in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

Risk Considerations in Our Compensation Program

We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, we considered the following factors:

•                  Base salary is fixed and the only compensation component that is variable is the annual bonus, which is awarded in the complete discretion of the Compensation Committee.

•                  Discretionary annual bonuses are determined following the completion, or substantial completion, of the audit of the Company’s financial statements by the Company’s independent registered public accounting firm.  Thus, the Compensation Committee has ample knowledge of the financial condition and results of the Company, as well as reports of other committees of the Board of Directors, upon which to base any decisions.

•                  Since the annual bonus is purely discretionary and not linked to any performance criteria, the employee has no basis on which to take risks to meet certain pre-determined performance criteria.

•                  With respect to Mr. Vanek’s performance criteria, we evaluated the manner in which he could take actions that would achieve the results of the prescribed criteria, yet have a material adverse effect on the Company. The nature of the criteria, which is based on expense and loss ratios, does not, however, incentivize him to take risks that would likely have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Hilltop Holdings Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in Hilltop’s Proxy Statement.  Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Hilltop’s Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee:

Rhodes Bobbitt (Chairman)	W. Joris Brinkerhoff	William T. Hill, Jr.

Executive Compensation

The following tables set forth information concerning the compensation earned for services performed during 2010, 2009 and 2008 by the named executive officers, who were either serving in such capacities on December 31, 2010, or during 2010, or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus (a) ($)	Option awards ($)	All other compensation ($)		Total ($)

Gerald J. Ford	2010	—		—	—	—		—
Interim President and Chief Executive Officer

Jeremy B. Ford	2010	303,077	(b)	230,000	—	—		533,077
President and Chief Executive Officer

Darren Parmenter	2010	275,000		75,000	—	1,635	(c)	351,635
Senior Vice President - Finance	2009	275,000		50,000	—	1,635	(c)	326,635
	2008	275,000		—	—	68,764	(d)	343,764

Corey G. Prestidge	2010	275,000		100,000	—	1,800	(c)	376,800
General Counsel & Secretary	2009	275,000		50,000	—	1,843	(c)	326,843
	2008	207,692	(e)	50,000	—	—		257,692

Greg Vanek	2010	275,000		72,188	—	21,144	(f)	368,332
President of NLASCO, Inc.	2009	275,000		68,750	—	20,796	(f)	364,546
	2008	275,000		55,000	—	20,796	(f)	350,796

(a)          Represents discretionary bonuses paid for services performed during 2010, 2009 and 2008.

(b)         Represents annual salary of $400,000, prorated for service from April 1, 2010 to December 31, 2010.

(c)          Represents reimbursement for membership dues.

(d)         Represents aggregate payments made by the Company to Mr. Parmenter in 2008 to reimburse Mr. Parmenter for housing ($15,000) in connection with his relocation to Texas (2008 relocation reimbursement - $53,764).

(e)          Represents annual salary of $225,000, prorated for service from January 21, 2008 to December 31, 2008.

(f)            Represent aggregate payments and amounts attributed to Mr. Vanek for income tax purposes, on a taxed grossed-up basis, made by the Company in 2010, 2009 and 2008 to reimburse Mr. Vanek for country club dues (2010 - $6,744; 2009 - $6,396; 2008 - $6,396) and Mr. Vanek’s car allowance (2010 - $ 14,400; 2009 - $14,400; 2008 - $14,400).

Grants of Plan-Based Awards

The following table supplements the Summary Compensation Table, providing information concerning incentive compensation opportunities provided to each named executive officer during 2010.  For more information regarding these annual and long-term incentive plan awards, refer to “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement.

Grants of Plan-Based Awards Table for 2010

		Estimated future payouts
		under non-equity incentive plan awards (b)
		Threshold	Target	Maximum
Name	Grant Date (a)	($)	($)	($)

Greg Vanek	March 11, 2010	72,188	123,750	206,250
President of NLASCO, Inc.

(a)          Represents the effective date of grant of cash bonus awards under the management incentive plan.  See below for a further discussion of this plan.  Grants of non-equity incentive plan awards (cash bonuses) are disclosed as of January 1, 2010, the date of commencement of the bonus period, although the specific parameters for their issuance were approved by the compensation committee at its March 11, 2010 meeting.

(b)         Represent the value of potential payments under the management incentive plan to the named executive officer based on 2010 performance.  Management incentive award amounts shown above represent potential awards that may have been earned based on performance during 2010.  The actual management incentive plan awards earned for 2010 are reported in the “Summary Compensation Table” above.  For more information regarding the management incentive plan, see below and also refer to “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement.

Management Incentive Plan

We have adopted a management incentive plan, which provides for cash bonus awards to those key employees of us and our subsidiaries selected by our Compensation Committee for participation in the plan.  A participant may receive a cash bonus under the management incentive plan based upon the attainment, during each performance period, of performance objectives that are established by our Compensation Committee.  These performance objectives may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•                  total stockholder return;

•                  earnings per share (which may include the manner in which such earnings goals were met);

•                  net income (before or after taxes);

•                  earnings before interest, taxes, depreciation and amortization;

•                  revenues;

•                  return on assets;

•                  market share;

•                  business plan goals;

•                  cost reduction goals;

•                  funds from operations; or

•                  any combination of, or a specified increase in, any of the foregoing.

Performance objectives may be applied to one or more of the following, among others: our company as a whole, any of our subsidiaries or affiliates or any of our divisions or strategic business units, and may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee possesses the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  The performance goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned and a maximum level of performance beyond which no additional compensation will be earned.

The amount of each participant’s bonus will be based upon a bonus formula determined by our Compensation Committee, in its sole discretion, that ties such bonus to the attainment of the applicable performance goals, and will, unless otherwise determined by our Compensation Committee, range from 75% to 125% of certain specified target amounts.  Under the management incentive plan, none of our executive officers may receive a bonus payment for any performance period that exceeds 125% of his base salary.  Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period.  In the event of a change in control (as defined in the management incentive plan), the performance period then in effect will be deemed to have been completed, the maximum level of performance will be deemed to have been achieved and all participants will receive payment within ten business days after the change in control, regardless of whether the individual is then employed by us or any of our affiliates.  We may amend, suspend or terminate the management incentive plan at any time, provided that no amendment of the plan may adversely affect an award granted prior to the amendment without the participant’s consent.

2003 Equity Incentive Plan

On December 23, 2003, we adopted the 2003 equity incentive plan, which provides for the grant of equity-based incentives, including restricted shares of our common stock, stock options, grants of shares and other equity-based awards, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee for participation in the plan.  At inception, 1,992,387 shares were authorized for grant pursuant to this plan.  All shares outstanding, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited.  No participant in our 2003 equity incentive plan may be granted awards in any fiscal year covering more than 500,000 shares of our common stock.

The 2003 equity incentive plan is administered by our Compensation Committee, which has the discretion, among other things, to determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards.  Performance objectives may be applied to one or more of the following, among others: our company as a whole, any of our subsidiaries or affiliates or any of our divisions or strategic business units, or may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee possesses the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  The 2003 equity incentive plan provides that in no event will the Compensation Committee be authorized to reprice stock options, or to lower the base or exercise price of any other award granted under the plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 equity incentive plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options.  Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, that dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock.  Except as otherwise permitted by our Compensation Committee, awards granted under the 2003 equity incentive plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate.  Director compensation that is paid in the form of our common stock, whether at our or the director’s election, is issued through this plan.

In the event of a change in control of us (as defined in the 2003 equity incentive plan), all awards then outstanding under the 2003 equity incentive plan will become vested and, if applicable, exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved.  On July 31, 2007, a change in control of us (as defined in 2003 equity incentive plan) occurred as a result of the sale of substantially all of our assets on that date.  Accordingly, all awards then outstanding became fully vested.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information pertaining to all outstanding equity awards held by the named executive officers as of December 31, 2010, which consisted solely of stock options awarded during 2007.

Outstanding Equity Awards at Fiscal Year-End 2010

		Option Awards
		Number of securities underlying unexercised options		Number of securities underlying unexercised options		Option exercise
		(#)		(#)		price (b)	Option
Name	Grant Date	exercisable		unexercisable		($)	expiration date

Darren Parmenter	October 25, 2007	40,000	(a)	10,000	(a)	12.06	October 25, 2012
Senior Vice President - Finance

Greg Vanek	October 25, 2007	40,000	(a)	10,000	(a)	12.06	October 25, 2012
President of NLASCO, Inc.

(a)          These stock options vest in five equal installments on each of October 25, 2007, 2008, 2009, 2010 and 2011.

(b)         Represent the exercise prices of stock options held by the named executive officers, which are the closing market prices of Company common stock on the dates of grant of the stock options.

Option Exercises and Stock Vested

No named executive officer exercised any stock options in 2010.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Set forth below is a summary of the employment agreement with Mr. Vanek and a description of benefits payable following a change in control.  The Employment Agreement with Mr. Parmenter expired in 2010.  The Compensation Committee believes that the arrangements described below serve our interests and the interests of our stockholders because they help secure the continued employment and dedication of our senior officers prior to or following a change in control without concern for their own continued employment.  We believe that it is in the best interest of our stockholders to have plans in place that will allow management to pursue all alternatives for us without undue concern for their own financial security.  We also believe that such agreements and arrangements are important as recruiting and retention devices, as most companies with which we compete for executive talent have similar agreements or arrangements in place for their senior employees.

Employment Contracts

On January 31, 2007, or the effective date, NLASCO entered into an employment agreement with Mr. Greg Vanek to serve as Chief Executive Officer of NLASCO.  The employment agreement is for a term of three years; however, the term is extended by an additional year each anniversary of the effective date unless notice has been given otherwise.  The annual base salary payable under the agreement is $225,000, subject to increase by the Board of Directors at its sole discretion.  Additionally, in accordance with the agreement, Mr. Vanek is entitled to participate in all of NLASCO’s management incentive bonus plans and receive any annual performance bonus awarded to him by the Board of Directors pursuant to such plan.  Further, the agreement provides that NLASCO will reimburse Mr. Vanek for his country club dues, as well as provide him a car allowance of $1,200 per month.  The agreement is terminated upon Mr. Vanek’s death or terminable upon six consecutive months of disability.  Upon Mr. Vanek’s death or disability, the agreement will terminate and he or his estate, as applicable, will be entitled to the following:  accrued, but unpaid vacation time; his then current base salary; a pro rata portion of his bonus for the year in which the agreement was terminated; full vesting of equity incentive awards;  pro rata portion of prior year’s bonus under the annual incentive bonus program assuming achievement of target level performance goals; and paid COBRA benefits for one year.  If his employment is terminated without cause by NLASCO, or for good reason by Mr. Vanek, as such standards are set forth in the agreement, Mr. Vanek shall receive the following: accrued, but unpaid vacation time; an amount equal to the greater of his then current base salary for the remainder of the term and one year;  pro rata portion of the prior year’s bonus under the annual incentive bonus program assuming an achievement of target level performance goals; and paid COBRA benefits for one year.  Other than amounts paid for COBRA benefits, such amounts will be paid in a lump sum payment to Mr. Vanek or his estate, as applicable.

Under the employment agreement, Mr. Vanek has agreed that during the period of employment and for two years following his termination: (i) he will not solicit any person who is employed by us or any of our affiliates or otherwise interfere with our employee relations; and (ii) he will not contact any of our customers, suppliers or other business contacts or otherwise interfere with our customer or supplier relations.  Mr. Vanek also has agreed all confidential records, material and information concerning us or our affiliates shall remain our exclusive property and Mr. Vanek shall not divulge such information to any person.

Accelerated Benefits Upon a Change in Control

The non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon a change in control or the death of the option holder.  Our 2003 equity incentive plan has a complex definition of “change in control.”  Generally speaking, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 50% or more of the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets is consummated.

Our 2003 equity incentive plan is a “single-trigger” plan, meaning that stock option acceleration occurs upon a change in control even if the option holder remains with us after the change in control, regardless of whether options are assumed or substituted by the surviving company.  On July 31, 2007, all stock option awards under our 2003 equity incentive plan outstanding before the completion of the sale of substantially all of our assets vested in full.

The following table provides a quantitative delineation of monetary benefits from benefit plan acceleration that may be realized by our named executive officers currently employed by us, if a change in control event, as defined in the plan(s), had occurred on the last business day of 2010.

In addition to acceleration of benefits upon a change in control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder.  No other rights of acceleration are provided for under the terms of the Company’s benefit plans.

The following table also provides the amounts of benefits a named executive officer would receive under his employment agreement in the event that his employment agreement was terminated by the officer or the new controlling party following a change in control. Any change in control amounts to which the named executive officer is entitled will be paid in a lump sum.

Accelerated Benefits Upon a Change in Control Table 2010

	Cash Payments				Option Awards
	Due under Employment Agreement		Due under Mangement Incentive Plan (a)		Value realized on acceleration and exercise under benefit plans(s) (b)
Name	($)		($)		($)

Greg Vanek	$849,000	(c)	206,250	(c)	—	(d)
President of NLASCO, Inc.

(a)          Pursuant to the provisions of the management incentive plan under which cash bonus awards are made, if a change in control event, as defined under the plan, were to occur while any awards under the plan remain outstanding, then any applicable performance period would be deemed to have been completed and the respective performance goals would be deemed to have been fulfilled at the maximum level of performance set forth therein.  Under such circumstances, each participant in the bonus plan would be entitled to payment of the pro-rata portion of such bonus amount, payable within ten business days following such a change in control event, regardless of whether then employed by the Company.  The Company would have the right to withhold from any bonus amounts to be paid any taxes it may be required to withhold or to make such other arrangements for withholding as it deems satisfactory.

(b)         Pursuant to the provisions of the 2003 equity incentive plan under which issuances of stock option awards are made, if a change in control event, as defined under the plan, were to occur, all awards then outstanding would become vested and, if applicable, exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  The Company has the discretion to require payment by the option holder of any amount it deems necessary to satisfy its liability to withhold income or any other taxes incurred by reason of exercise of options.  Further, pursuant to the terms of the non-qualified stock option agreements that govern the issuance of options, upon the death of the option holder all options become fully vested and exercisable.

(c)          Represents that amount that would have been due to Mr. Vanek under his employment agreement if he terminated the employment agreement for “good cause,” or he was terminated for other than cause, on the last business day of 2010.  Assumes the following: (i) no unused vacation days, (ii) maximum bonus under management incentive plan awarded under that plan as a result of a change in control, and (iii) cost of COBRA would be $2,000 per month for one year.

(d)         Represents the value of unvested stock option grants that would vest upon a change in control, assuming a change in control event on the last business day of 2010.  The value realized assumes the exercise of all stock options that became vested as a result of the event and is calculated as the difference between the option exercise price per share and the closing market price on December 31, 2010 ($9.92).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, directors Rhodes Bobbitt, W. Joris Brinkerhoff and William T. Hill, Jr. served on the Compensation Committee.  During fiscal year 2010:

•                  none of the members of our Compensation Committee is, or has ever been, one of our officers or employees;

•                  none of the members of our Compensation Committee had any relationships with the Company requiring disclosure under “Certain Relationships and Related Party Transactions”;

•                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee;

•                  none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and

•                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who beneficially own more than ten percent of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from our officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2010, applicable to our officers, directors and greater than ten percent beneficial owners were satisfied.

Based on written representations from our officers and directors, we believe that all Forms 5 for directors, officers and greater than ten percent beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Transactions with related persons are governed by our Code of Business Conduct and Ethics, which applies to all officers, directors and employees.  This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions.  Waiver of the policies set forth in this code will only be permitted when circumstances warrant.  Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Board of Directors, as a whole, or the Audit Committee of the Board of Directors and must be promptly disclosed as required by applicable law or regulation.  Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Management Services Agreement

Pursuant to a Management Services Agreement, as amended, with Diamond A Administration Company LLC, or Diamond A, an affiliate of Gerald J. Ford, the current Chairman of the Board of Hilltop and the beneficial owner of 26.6% of Hilltop common stock as of April 1, 2011, provides certain management services to Hilltop and its subsidiaries, including, among others, financial and acquisition evaluation, and office space to Hilltop.  The services and office space are provided at a cost of $91,500 per month, plus reasonable out-of-pocket expenses. The services provided under this agreement include those of several of Hilltop’s directors, including Gerald J. Ford, Kenneth Russell and Carl B.  Webb.  Prior to Jeremy B. Ford assuming the role of Chief Executive Officer of Hilltop, he provided services to Hilltop under the Management Services Agreement. The Management Services Agreement continues in effect until terminated by either party upon thirty days prior written notice to the other party for any or no reason whatsoever or at such time as may be mutually agreed by the parties.  Hilltop also agreed to indemnify and hold harmless Diamond A for its performance or provision of these services, except for gross negligence and willful misconduct.  Further, Diamond A’s maximum aggregate liability for damages under this agreement is limited to the amounts paid to Diamond A under this agreement during twelve months prior to that cause of action.

Jeremy B. Ford, a director and the Chief Executive Officer of Hilltop, is the beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P.  Diamond A Financial, L.P. owns 26.6% of the outstanding Hilltop common stock at April 1, 2011.  He also is a director and the Secretary of Diamond A Administration Company, LLC, which provides management services to Hilltop under the Management Services Agreement described in the preceding paragraph.  Diamond A Administration Company, LLC is owned by Hunter’s Glen/Ford, Ltd., a limited partnership in which a trust for the benefit of Jeremy B. Ford is a 46% limited partner.  The spouse of Corey G. Prestidge is the beneficiary of a trust that also owns a 46% limited partnership interest Hunter’s Glen/Ford, Ltd. and a trust that also owns a 49% limited partnership interest in Diamond A Financial, L.P.

Jeremy B. Ford is the son of Gerald J. Ford.  Corey G. Prestidge, Hilltop’s General Counsel and Secretary, is the son-in-law of Gerald J. Ford.  Accordingly, Messrs. Jeremy B. Ford and Corey G. Prestidge are brothers-in-law.

The NLASCO Acquisition

ARC Insurance Holdings Inc., or Holdings, a subsidiary of us, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, on the other hand, entered into a stock purchase agreement, dated as of October 6, 2006, or the NLASCO Agreement.  Pursuant to the NLASCO Agreement, on January 31, 2007, Holdings acquired all of the outstanding shares of capital stock of NLASCO, Inc., or NLASCO, a privately held property and casualty insurance holding company domiciled in the state of Texas.  In exchange for the stock, NLASCO’s shareholders, consisting of C. Clifton Robinson and affiliates, as specified above, received $105.75 million in cash and 1,218,880 shares of our common stock issued to Mr. Robinson, for a total consideration of $122.0 million.  The NLASCO Agreement included customary representations, warranties and covenants, as well as indemnification provisions, and the purchase price is subject to specified post-closing adjustments that have the potential to either increase or reduce the aggregate consideration paid by Holdings and us in this regard.  The parties also entered into several ancillary agreements, including a non-competition agreement, a registration rights agreement, a release, employment agreements and a share lock-up agreement.

In order to raise $80.0 million to provide a source of funding for a portion of the acquisition of NLASCO, we conducted a rights offering to our stockholders.  In the rights offering, all holders of our common stock as of the date of record, December 19, 2006, received one non-transferable right to purchase 0.242 shares of our common stock for each share held.  The price at which the additional shares were purchased was $8.00 per share.  The rights offering expired on January 23, 2007, and we issued approximately 7.8 million shares of our common stock to existing stockholders upon completion of the rights offering.  In addition, Gerald J. Ford, one of our directors and the beneficial owner of approximately 16.0% of our common stock as of the rights offering record date, backstopped the rights offering through an affiliate, Hunter’s Glen/Ford, Ltd.  This means that Hunter’s Glen/Ford, Ltd. agreed to purchase all shares of common stock that remained unsubscribed for in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement).  Pursuant to that backstop, Hunter’s Glen/Ford, Ltd. purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the rights offering record date at the rights offering price per share of $8.00.  Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of our common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share.  Accordingly, Mr. Ford, ARC Diamond LP and Hunter’s Glen/Ford, Ltd. acquired an aggregate of 1,759,400 additional shares of our common stock pursuant to this private placement.  As of April 1, 2011, Mr. Ford is deemed to be the beneficial owner of 15,048,102 shares of our common stock, or 26.6% of our outstanding common stock.

In addition, Flexpoint Fund, L.P., a fund managed by Flexpoint Partners, LLC of Chicago, Illinois, invested $20 million to purchase our common stock at the leading ten-day average market price of our common stock on the date the agreement was signed, subject to certain anti-dilution provisions.  Mr. Ford is a limited partner of Flexpoint Fund, L.P, which is managed by Flexpoint Partners, LLC.  As a limited partner, Mr. Ford is pari passu with all other limited partners and has no financial interest in, or management authority of, its managing general partner.

C. Clifton Robinson Relationship with the Company

In furtherance of the terms of the NLASCO Agreement, C. Clifton Robinson, Chairman of NLASCO and a member of our Board of Directors, entered into certain ancillary agreements with us or NLASCO, including, among others, an employment agreement, a non-competition agreement, a lock-up agreement and a registration rights agreement.

In conjunction with the closing of the NLASCO acquisition, NLASCO entered into an employment agreement with C. Clifton Robinson that provides that he was to serve as chairman of NLASCO and will be paid $100,000 a year.  In addition, NLASCO entered into an employment agreement with Mr. Robinson’s son, Gordon B. Robinson, the former vice chairman and deputy chief executive officer of NLASCO, pursuant to which he was to serve in an advisory capacity to NLASCO and for which he will be paid $100,000 per year.  Each employment agreement was for a one-year term with automatic one-year extensions by agreement of the parties.  Both of these agreements were terminated on January 1, 2011.  The employment agreements also included non-competition and non-solicitation provisions similar to that in the non-competition agreement discussed below, but with terms until two years after the termination of employment.  Further, each of the Robinsons entered into a non-competition agreement pursuant to which he has agreed not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend credit to, or render services to, any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states.  Each non-competition agreement includes customary non-solicitation provisions.  The term of the non-competition agreements is five years.  Finally, C. Clifton Robinson executed a share lock-up agreement pursuant to which he has agreed not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until

20 months after the closing date of the NLASCO acquisition.  Upon the closing of the NLASCO acquisition in January 2007, NLASCO became our wholly-owned subsidiary.

In connection with the closing of our acquisition of NLASCO, and the issuance of shares of our common stock to Mr. Robinson, as described above, on January 31, 2007, we entered into a Registration Rights Agreement with Mr. Robinson.  In accordance with that agreement, we prepared and filed with the SEC on June 17, 2009, a registration statement with respect to the resale of the 1,218,880 shares of our common stock issued to Mr. Robinson.

Mr. Robinson was elected to our board of directors in March 2007 pursuant to the terms of the NLASCO Agreement.

Assumption of NLASCO, Inc. Subsidiary Office Leases

With the acquisition of all of the capital stock of NLASCO, we also assumed all assets and liabilities of its wholly-owned subsidiaries.  In that regard, we now lease office space for NLASCO and its affiliates in Waco, Texas from affiliates of Mr. Robinson, a member of our Board of Directors.  There are three separate leases.  The first lease is a month-to-month lease for office space at a rate of $900 per month.  The second lease is a month-to-month lease at a monthly rental rate of $3,500 per month.  The third lease, as amended, currently requires payments of $40,408 per month and expires on December 31, 2014, but does have renewal options at the discretion of the lessee.  Aggregate office space under lease with regard to the foregoing is approximately 33,800 square feet.

Consultant

On December 12, 2007, we granted 40,000 cash-settled stock appreciation rights, or SARs, to a related party consultant of the Company at an exercise price of $10.96 per share, the closing price of Company common stock on the New York Stock Exchange on the date of grant.  Under the terms of the grant, 20% of the SARs vested on the grant date, and the balance of the SARs vest ratably over a four-year period with 20% of the award amount vesting on the first anniversary of the award and 20% each anniversary thereafter.  The SARs have a term of five years from the date of the award.  Upon exercise, the consultant is entitled to receive in cash, the difference between the current market price and the exercise price.  Vesting is accelerated in certain circumstances, including in the event of the death of the award recipient or in the event of a change in control of the Company.  The consultant and we cancelled the SARs and we are currently paying the consultant $80,000 per year.

PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to newly enacted Section 14A(a)(1) of the Securities Exchange Act of 1934, we are asking stockholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Management section of this Proxy Statement.  While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

We believe that our executive compensation programs effectively align the interests of our named executive officers with those of our stockholders by tying compensation of those at NLASCO to performance and leaving compensation of those at Hilltop to the discretion of the Compensation Committee after its evaluation of the named executive officer’s performance for the applicable period.

The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

We are asking our stockholders to indicate their support for this Proposal Two and the compensation paid to our named executive officers as disclosed commencing on page 21 of this Proxy Statement by voting FOR, on an advisory basis, the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and the narrative discussion related thereto.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE — ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to newly enacted Section 14A(a)(1) of the Securities Exchange Act of 1934, we are asking stockholders to recommend, on an advisory basis, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two or three years.  While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Director believes that an annual vote is, therefore, consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

We understand that our stockholders may have differing views as to which interval is the most appropriate for us to seek a non-binding advisory vote on executive compensation.  Stockholders may cast their vote on the preferred voting frequency with respect to a non-binding advisory vote on executive compensation by choosing either one year, two years, three years or by abstaining from voting in response to the following resolution regarding the frequency of seeking non-binding advisory votes on executive compensation:

“FURTHER RESOLVED, that the option of once every year, two years or three years that receives a majority of the votes cast, or if a majority of the votes cast is not cast for any option, then the option that receives the greatest number of votes cast, for this resolution will determine the preferred frequency with which the Company is to hold a stockholder vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as such compensation is disclosed in our annual meeting proxy statements in accordance with the rules and regulations of the SEC.”

The vote is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

The proxy card and other voting procedures provide stockholders with the opportunity to choose among four options (holding the vote every year, every two years or every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2010 and has been selected to serve in that capacity for 2011, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable.  While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, the selection is being submitted for ratification at the 2011 Annual Meeting of Stockholders, solely with a view toward soliciting our stockholders’ opinion.  This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our Annual Meeting to respond to appropriate questions and, if PwC desires, to make a statement.

Vote Necessary to Ratify the Appointment

The appointment of PwC as our independent registered public accounting firm for 2011 will be ratified if this proposal receives the affirmative vote of a majority of the votes cast on the matter.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable rules, a broker will have the authority to vote for this proposal in the absence of instructions from the beneficial owner of the relevant shares.

Report of the Audit Committee

The Audit Committee of the Board of Directors of Hilltop Holdings Inc. currently consists of three directors and operates under a written charter adopted by the Board of Directors.  Hilltop considers all members to be independent as defined by the applicable NYSE listing standards and SEC regulations.  Management is responsible for Hilltop’s internal controls and the financial reporting process.  PricewaterhouseCoopers LLP, or PwC, Hilltop’s independent registered public accounting firm, is responsible for performing an independent audit of Hilltop’s consolidated financial statements in accordance with generally accepted auditing standards.  The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.  The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by the Public Company Accounting Oversight Board in Rule 3526, and has discussed with PwC the issue of its independence from the Company.  The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the Company and its affiliates is compatible with PwC’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussion with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report has been furnished by the members of the Audit Committee.

Charles R. Cummings (Chairman)	Rhodes Bobbitt	J. Markham Green

Independent Auditor’s Fees

For the fiscal years ended December 31, 2010 and 2009, the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	Fiscal Year Ended
	2010	2009

Audit Fees	$812,500	$795,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,300	1,300
Total	$813,800	$796,700

Audit Fees

Represents fees billed for the audit of the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009, for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to comfort letters and consents associated with SEC registration statements for the Company, including our operating partnership subsidiary, HTH Operating Partnership LP. The increase in fees from 2010 to 2009 is primarily attributable to increases in rates, offset in part by the efficiencies in the audit process realized by us.

Audit-Related Fees

No audit-related fees were incurred during 2010 and 2009.

Tax Fees

No tax fees were incurred during 2010 and 2009.

All Other Fees

In 2010 and 2009, these fees related to subscriptions for accounting references and financial statement disclosure checklists.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise its independence in performing its audit services.  The Audit Committee also reviews and pre-approves all audit services.  In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget.  In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.  The Audit Committee pre-approved all fees noted above for 2010 and 2009.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  No services were provided by PricewaterhouseCoopers LLP during either 2010 or 2009 that fell under this provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

STOCKHOLDER PROPOSALS FOR 2012

Stockholder proposals intended to be presented at our 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us at our principal executive offices no later than 5:00 p.m., Dallas, Texas time, on January 3, 2012 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2012 proxy statement and proxy.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 to be considered “timely” for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934 and pursuant to our current bylaws, the nomination or proposal must be received by us at our principal executive offices not before January 3, 2012, and not later than 5:00 p.m. Dallas, Texas time, on February 2, 2012; provided, however, that in the event that the date of the 2012 annual meeting is not within 30 days before or after June 16, 2012, notice by the stockholder in order to be timely must be received not earlier than the 120th day prior to the date of the 2012 annual meeting and not later than 5:00 p.m. Dallas, Texas time, on the 90th day prior to the date of the 2012 annual meeting or the tenth day following the day on which public announcement of the date of the 2012 annual meeting is first made, whichever is later.  Stockholders are advised to review our charter and bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our corporate Secretary at the address listed under “Questions” below.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting.  If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one set of proxy materials will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the Proxy Statement was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed by writing to Investor Relations, Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201, or by calling (214) 855-2177.  In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 IS INCLUDED WITH THIS PROXY STATEMENT BUT SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL.  A COPY OF THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ALSO IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.HILLTOP-HOLDINGS.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, HILLTOP HOLDINGS INC., 200 CRESCENT COURT, SUITE 1330, DALLAS, TEXAS 75201.

QUESTIONS

If you have questions or need more information about the annual meeting, you may write to:

Corporate Secretary
Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

You may also call us at (214) 855-2177.  We also invite you to visit our website at www.hilltop-holdings.com.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

Telephone:  (214) 855-2177

Facsimile:  (214) 855-2173

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000105089_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR all the nominees for director. 1. Election of Directors Nominees 01 Rhodes R. Bobbitt 02 W. Joris Brinkerhoff 03 Charles R. Cummings 04 Gerald J. Ford 05 Jeremy B. Ford 06 J. Markham Green 07 Jess T. Hay 08 William T. Hill, Jr. 09 W. Robert Nichols, III 10 C. Clifton Robinson 11 Kenneth D. Russell 12 Carl B. Webb HILLTOP HOLDINGS INC. 200 CRESCENT COURT, SUITE 1330 DALLAS, TX 75201 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To approve, by non-binding vote, executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 Ratification of the appointment of PricewaterhouseCoopers LLP as Hilltop Holdings Inc.'s independent registered public accounting firm for the 2011 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000105089_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . HILLTOP HOLDINGS INC. Annual Meeting of Shareholders June 16, 2011 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Corey Prestidge and Jeremy Ford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HILLTOP HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CDT on 6/16/2011, at the Crescent Club at 200 Crescent Court, 17th Flr, Dallas, TX 75201, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side